Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANSUNION CORP.

FIRST: The name of the corporation is TransUnion Corp. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:

(a) Nature of Indemnity. Each person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent, or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this ARTICLE EIGHTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and, subject to paragraphs (b) and (d) of this ARTICLE EIGHTH, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Procedure for Indemnification of Covered Persons. Any indemnification of a Covered Person under paragraph (a) of this ARTICLE EIGHTH or advance of expenses under paragraph (d) of this ARTICLE EIGHTH shall be made promptly, and in any event within thirty (30) days, upon the written request of the Covered Person; provided, that a claim for indemnification shall only be made following the final disposition of a proceeding; provided, further, that no payment of any indemnification claim shall be made prior to the approval of such payment by the board of directors. If the indemnification of a Covered Person is subject to authorization of the board of directors of the Corporation pursuant to paragraph (a) of this ARTICLE EIGHTH, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this ARTICLE EIGHTH shall be enforceable by the Covered Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct that make it permissible under Delaware Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including its board of directors, its stockholders or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, representative, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this ARTICLE EIGHTH.

(d) Expenses. Expenses incurred by any person described in paragraph (a) of this ARTICLE EIGHTH in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation unless otherwise determined by the board of directors in the specific case not to require such an undertaking. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this ARTICLE EIGHTH and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time, or from time to time, by the board of directors.

(f) Contract Rights. The provisions of this ARTICLE EIGHTH shall be deemed to be a contract right between the Corporation and each Covered Person who serves in any such capacity at any time while this ARTICLE EIGHTH and the relevant provisions of Delaware Law or other applicable law are in effect, and any repeal or modification of this ARTICLE EIGHTH or any such provisions of Delaware Law or other law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(g) Merger or Consolidation. For purposes of this ARTICLE EIGHTH, references to “the Corporation” shall include, in addition to the Corporation, any surviving or resulting corporation from any merger or consolidation involving the Corporation, including any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, representative, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, representative, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE EIGHTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h) Exculpation. To the fullest extent permitted by Delaware Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide more extensive exculpation rights than said law permitted the Corporation to provide prior to such amendment), a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

(i) Nonexclusivity of ARTICLE EIGHTH. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or any agreement, or pursuant to the vote of stockholders or disinterested directors or otherwise.

NINTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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